Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-226164 on Form S-4 of our reports dated February 23, 2018, relating to the consolidated financial statements of AV Homes, Inc. (the “Company”) and subsidiaries and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of AV Homes, Inc. for the year ended December 31, 2017 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Phoenix, AZ

August 20, 2018